Exhibit 2.6

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT

INFORMATION CIRCULAR

MEETING TO BE HELD ON
SEPTEMBER 29, 2014

AT

Omni King Edward Hotel
37 King Street East, Toronto, Ontario

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

Page

PROXIES		1
AUTHORIZED CAPITAL		2
PRINCIPAL HOLDERS OF VOTING SECURITIES		2
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON		3
PARTICULARS OF MATTERS TO BE ACTED ON		3
1.	Election of Directors	3
2.	Appointment and Remuneration of Auditors	7
3.	Confirmation and Approval of Directors’ Deferred Share Unit Plan	7
4.	Confirmation and Approval of Stock Option Plan	8
5.	Confirmation and Approval of Employee Share Purchase Plan	11
STATEMENT OF EXECUTIVE COMPENSATION		13
CORPORATE GOVERNANCE DISCLOSURE STATEMENT		23
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS		29
ADDITIONAL INFORMATION		29
CERTIFICATE		30
APPENDIX A		A-1
APPENDIX B		B-1

- i -

CERES GLOBAL AG CORP.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual and special meeting (the “Meeting”) of shareholders of CERES GLOBAL AG CORP. (the “Corporation”) will be held at the Omni King Edward Hotel at 37 King Street East, Toronto, Ontario, M5C 1E9 on September 29, 2014 at 9:00 a.m. (Toronto time) for the following purposes:

1.	to receive the audited annual financial statements of the Corporation for the financial year ended March 31, 2014, and the auditors’ report thereon;

2.	to elect the directors of the Corporation for the ensuing year;

3.	to appoint KPMG LLP as auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix the remuneration of the auditors;

4.
to consider and, if thought advisable, to pass, a resolution approving the Directors’ Deferred Share Unit Plan Resolution, the full text of which resolution is set out in Schedule A-1 to the accompanying Management Information Circular;

5.
to consider and, if thought advisable, to pass, a resolution approving the Stock Option Plan Resolution, the full text of which resolution is set out in Schedule A-2 to the accompanying Management Information Circular;

6.
to consider and, if thought advisable, to pass, a resolution approving the Employee Share Purchase Plan Resolution, the full text of which resolution is set out in Schedule A-3 to the accompanying Management Information Circular; and

7.	to transact such further and other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The specific details of the foregoing matters to be put before the Meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

Shareholders are invited to attend the Meeting. Registered Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the Secretary of the Corporation c/o CST Trust Company at P.O. Box 721, Agincourt, Ontario, M1S 0A1 (or, if sent by facsimile, sent to: (416) 368-2502 or 1-866-781-3111 (toll free through North America)) or by email at proxy@canstockta.com, Attention: Proxy Department or to the Secretary of the Corporation at the Corporation’s registered office, which is located at 1920 Yonge Street, Suite 200, Toronto, Ontario, M4S 3E2. Non-registered Shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by CST Trust Company or the Secretary of the Corporation no later than September 25, 2014 at 9:00 a.m. (Toronto time) or, in the case of any adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment.  The time limit for deposit of proxies may be waived by the Board of Directors at its discretion. Completing and sending the proxy card will cancel any other proxy you may have previously submitted in connection with the Meeting, as it is the later dated proxy that will be counted. Shareholders of record at the close of business on August 14, 2014 will be entitled to vote at the Meeting in person or by proxy.

DATED at Toronto, Ontario as of the 3rd day of September, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Douglas E. Speers Chairman of the Board of Directors

CERES GLOBAL AG CORP.

MANAGEMENT INFORMATION CIRCULAR

PROXIES

Solicitation of Proxies

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Ceres Global Ag Corp. (the “Corporation”) for use at an annual and special meeting (the “Meeting”) of holders of common shares (the “Common Shares”) of the Corporation to be held at the Omni King Edward Hotel at 37 King Street East, Toronto, Ontario, M5C 1E9 on September 29, 2014 at 9:00 a.m. (Toronto time) and at any adjournment or adjournments thereof, for the purposes set out in the foregoing Notice of Meeting (the “Notice”). It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited in person, by telephone, by electronic communications or otherwise by the Corporation’s investor relations group and by officers and directors of the Corporation without special compensation, or by CST Trust Company, at nominal cost. The costs of solicitation will be borne by the Corporation. The Corporation will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial shareholders of the Corporation and will provide customary reimbursement to such firms for the cost of forwarding these materials. Ceres may also retain and pay a fee to one or more proxy solicitation firms to solicit proxies from shareholders regarding matters set forth in the Notice of Meeting.

Except as otherwise stated, the information contained herein is given as of the date hereof.  References to “$” or “CDN$” are to Canadian dollars and references to “US$” or “USD” are to United States dollars.

Appointment of Proxyholder

The person(s) designated by management of the Corporation in the enclosed form of proxy are officers of the Corporation. Each shareholder has the right to appoint as proxyholder a person or company (who need not be a shareholder of the Corporation) other than the person(s) or company(ies) designated by management of the Corporation in the enclosed form of proxy to attend and act on the shareholder’s behalf at the Meeting or at any adjournment thereof. Such right may be exercised by inserting the name of the person or company in the blank space provided in the enclosed form of proxy or by completing another form of proxy.

In the case of registered shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to the Secretary of the Corporation c/o CST Trust Company at P.O. Box 721, Agincourt, Ontario, M1S 0A1 (or, if sent by facsimile, sent to: (416) 368-2502 or 1-866-781-3111 (toll free through North America)) or by email at proxy@canstockta.com, Attention: Proxy Department or to the Secretary of the Corporation at the Corporation’s registered office, which is located at 1920 Yonge Street, Suite 200, Toronto, Ontario, M4S 3E2, fax number (416) 572-7770. In the case of non-registered shareholders who receive these materials through their broker or other intermediary, the shareholder should complete and send the form of proxy in accordance with the instructions provided by their broker or other intermediary. To be effective, a proxy must be received by CST Trust Company or the Secretary of the Corporation not later than September 25, 2014 at 9:00 a.m. (Toronto time), or in the case of any adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment. The time limit for deposit of proxies may be waived by the Board of Directors at its discretion.

Revocation of Proxy

A shareholder who has given a proxy may revoke it by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney, who is authorized in writing, or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or by the shareholder’s attorney, who is authorized in writing, to or at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or in the case of any adjournment of the Meeting, the last business day preceding the day of the adjournment, or with the Chair of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof.  A shareholder may also revoke a proxy in any other manner permitted by law.

Voting of Proxies

On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favour of the person(s) designated by management of the Corporation in the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy, and if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, management of the Corporation is not aware of any such amendment, variation or other matter to come before the Meeting. However, if any amendments or variations to matters identified in the accompanying Notice of Meeting or any other matters which are not now known to management should properly come before the Meeting or any adjournment thereof, the Common Shares represented by properly executed proxies given in favour of the person(s) designated by management of the Corporation in the enclosed form of proxy will be voted on such matters pursuant to such discretionary authority.

AUTHORIZED CAPITAL

The authorized share capital of the Corporation consists of an unlimited number of Common Shares without nominal or par value, of which 14,208,208 Common Shares were issued and outstanding as at the close of business on August 14, 2014.

Each Common Share carries one vote in respect of each matter to be voted upon at the Meeting. The record date for the determination of holders of Common Shares entitled to receive the Notice of Annual and Special Meeting of Shareholders has been fixed as August 14, 2014 (the “Record Date”).  Only holders of Common Shares of record at the close of business on the Record Date are entitled to vote at the Meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

As at August 14, 2014, to the knowledge of the directors and executive officers of the Corporation, no persons beneficially owned, directly or indirectly, or exercised control or direction over 10% or more of the voting rights attached to the outstanding Common Shares of the Corporation except as stated below.

Name	Aggregate Number of Common Shares	Percentage of Outstanding Common Shares
VN Capital Management, LLC(1)	3,277,393	23.1%
Wellington Management Company, LLP	1,776,420	12.4%

Note:

(1)           Owned and controlled by James Vanasek, a director of the Corporation

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as detailed in this Circular, no person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s most recently completed financial year, no proposed nominee for election as a director of the Corporation, and no associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

PARTICULARS OF MATTERS TO BE ACTED ON

1.	Election of Directors

The board of directors of the Corporation (the “Board”) has fixed the number of directors at six. Six of the Corporation’s seven current directors intend to stand for election to the Board.  Management has put forward the names of such current directors as nominees. The term of each of the Corporation’s current directors expires at the Meeting and each director elected at the Meeting will hold office until the next annual general meeting of shareholders of the Corporation or until his or her successor is duly elected or appointed, unless he or she resigns, is removed or becomes disqualified in accordance with the Corporation’s by-laws or governing legislation.

The persons named in the enclosed form of proxy intend to vote for the election of each of the below-named nominees unless otherwise instructed on a properly executed and validly deposited proxy. Management does not contemplate that any nominees named below will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

The following table sets out the name and municipality of residence of each person proposed to be nominated by management for election as a director at the Meeting, all offices of the Corporation now held by such person, their principal occupation, the period of time for which they have been a director of the Corporation, and the number of Common Shares beneficially owned or controlled or directed, directly or indirectly, by them, as at the date hereof. The information as to the number of Common Shares owned or controlled or directed, directly or indirectly, by each nominee has been provided by the person named. Biographical information for each nominee is also provided below.

Name and Municipality of Residence	Present Position with the Corporation	Principal Occupation During Preceding Five Years	Director Since	Common Shares Beneficially Owned or Controlled or Directed, Directly or Indirectly
Patrick Bracken Minneapolis, Minnesota, United States	Director and President and CEO	Vice President and Business Unit Leader of Cargill International	September 1, 2014	Nil
Harvey T. Joel(1)(2)(3)(4) Toronto, Ontario, Canada	Director	Supply Chain & Infrastructure Advisor	September 27, 2013	Nil
Gary W. Mize(1)(3)(4) Lake Oswego, Oregon, United States	Director	Partner, MR & Associates	September 27, 2013	Nil

Name and Municipality of Residence	Present Position with the Corporation	Principal Occupation During Preceding Five Years	Director Since	Common Shares Beneficially Owned or Controlled or Directed, Directly or Indirectly
Douglas E. Speers(2)(3)(4) Coldwater, Ontario, Canada	Chairman of the Board	Corporate Director	September 27, 2013	Nil
James T. Vanasek(1)(3) New York, New York, United States	Director	Principal of VN Capital	November 19, 2013	3,277,393(5)
Harold Wolkin(1)(3)(4) Toronto, Ontario, Canada	Director	Corporate Director	August 7, 2014	Nil
____________________
Notes:

(1)           Member of the Audit Committee
(2)           Member of the Corporate Governance, Compensation and Nominating Committee
(3)           Independent director
(4)           Member of the Special Committee
(5)           Held through VN Capital Management, LLC

Except as noted below, each of the foregoing directors of the Corporation has held the same principal occupation for the previous five years. Following the Meeting, the Board of Directors will determine who will be the Chairman of the Board.

Patrick Bracken is the President and CEO of the Corporation and was appointed as of September 1, 2014.  He was previously the President, CEO and board member of America for Bulgaria Foundation, a US$450 million philanthropic organization, and has worked in Bulgaria since September 2012.  He also served as a board member of the Bulgarian American Enterprise Fund. Mr. Bracken is a former Cargill executive with extensive international experience.  Joining Cargill in 1980, Mr. Bracken held several merchandising and management positions in the grain and energy sectors. From 2005 to 2012, based in Geneva, Switzerland, he was Vice President of Cargill International and Business Unit Leader of Cargill's global coal business, expanding its activities to Asia, Africa and North America.  From 2003 to 2005, Mr. Bracken was the Vice President and regional manager for the former Soviet Union with particular responsibility for Russia where Cargill was investing in several new initiatives.  From 1995 to 2003, he was President, country manager and head of representation for Cargill's activities in the Ukraine, with the responsibilities of general management, business development and expansion of Cargill's grain and oilseed businesses.  Prior to 1995, Mr. Bracken held several grain and energy trading positions in the United States and Switzerland.  He is also a past member of the New York Mercantile Exchange’s Product Development Advisory Committee for Energy. Mr. Bracken holds a Bachelor’s Degree in Agricultural Economics from the University of Missouri.

Harvey T. Joel has over 30 years of experience in a range of corporate leadership roles and is currently the Principal of an Infrastructure and Supply Chain Advisory Company that offers a variety of services to assist clients to build, implement and optimize supply chain, logistics and transportation solutions. From 2003 to 2010, Mr. Joel was Vice President, Logistics for Canadian National Railway. In that role, he led and was accountable for a diverse group of transportation and supply chain services designed to interface with rail and deliver complete supply chain solutions. This group of businesses included warehousing, transloads, bulk commodity distribution terminals, auto handling distribution and accessorization facilities, marine terminals, ships, custom brokerage, freight forwarding and truck brokerage. Prior to joining CN, Mr. Joel held a number of Senior Management positions at Norbord Industries including strategic planning, business development, operations improvement, sales, marketing and logistics. Mr. Joel has a MBA and a HBA in Business Administration from the Richard Ivey School of Business.

Gary W. Mize has 32 years of experience running commodity based trading and processing businesses. During his career, Mr. Mize has held the following corporate leadership roles: Global Chief Operating Officer of Noble Group; President of ConAgra Foods Grain Processing Group, where he managed the complete portfolio of the company’s grain processing businesses; President and Chief Executive Officer of ConAgra Malt, the world’s largest barley malt processor; and President of Cargill’s Worldwide Juice Division. Mr. Mize received a Bachelor of Arts (Business Administration and Marketing) degree from Michigan State University and attended the Advanced Executive Program at Northwestern University.

Douglas E. Speers is Chairman of the Corporation. He is the former acting Chairman and a former Director of Hydro One and also is the former Chairman and Director of Emco Corporation, a leading Canadian distributor of building materials for the residential, commercial, and industrial construction markets. Prior to his appointment as Chairman of Emco Corporation, Mr. Speers was Emco’s President and CEO from 1997-2004. Between 1971 and 1988, he held several senior positions with Imperial Oil in Canada and Exxon International in New York City. Mr Speers is a Professional Engineer-Province of Ontario and is an Emeritus Member of the Advisory Board of the Ivey Business School at Western University. He is Past Chair and Director of the Ivey Services Board and Past Chair of Ivey Business School Alumni Association. He is also Past Chair of the Executive Committee of the Canadian Industry Program for Energy Conservation (a joint Industry-Federal Government Initiative). Mr Speers holds a B.S.A. from the Ontario Agricultural College-University of Guelph, a B.A.Sc. from the University of Toronto and a M.B.A. from the Ivey Business School.

James T. Vanasek is a Principal at VN Capital Management, LLC. Prior to forming VN Capital, Mr. Vanasek spent the previous three and a half years working at JPMorgan Chase & Co. Initially, Mr. Vanasek provided restructuring advice during the Asian economic crisis and his work with the Indonesian car company, PT Astra International, helped JPMorgan win Finance Asia's Restructuring Deal of the Year Award. Upon returning to New York in 1999, he focused on providing leveraged finance to U.S. and Latin American companies in JPMorgan's Financial Sponsor Coverage and Global Syndicated Finance groups. He is a member of the New York State Bar Association. Mr. Vanasek earned a B.A. degree from Yale University, a J.D. degree from Columbia Law School, and an M.B.A. degree from Columbia Business School.

Harold M. Wolkin is an accomplished investment banker and financial analyst with over 30 years of experience. In 1983, Mr. Wolkin joined BMO Nesbitt Burns as a senior research analyst. Mr. Wolkin went on to serve as managing director in the Diversified Industries Group of BMO Capital Markets from August 1983 to January 2008. He represented BMO Nesbitt Burns as a lead underwriter for a number of Canada’s largest equity offerings from 1992 to 2008. He was also responsible for the origination and the successful marketing of a large number of initial public offerings and equity financings for a wide range of issuers. Most recently, Mr. Wolkin served as Executive Vice-President and Head of Investment Banking for Dundee Capital Markets. Since 2004, he has also served on a number of public company boards and not-for-profit organizations. He currently serves as directors of Diamond Estates Wines & Spirits Inc., Baylin Technologies Inc., Plymouth Realty Capital Corp. and Whiteknight Acquisitions III Inc. He was also President of the CFA Society of Toronto from 1989 to 1990, has been a member of the Chartered Financial Institute since 1980, is a certified chartered financial analyst and a graduate and a member of the Institute of Corporate Directors. Mr. Wolkin received a Bachelor of Arts in Economics from York University in 1975 and a Masters of Arts in Economics and Finance from The University of Toronto in 1976.

Majority Voting for Directors

As part of its ongoing review of corporate governance practices, on August 28, 2013, the Board adopted a policy that requires, in an uncontested election of directors, any nominee for election as a director who receives a greater number of votes “withheld” than votes “for” to tender his or her resignation to the Chair of the Board promptly following the applicable shareholders’ meeting.  The Corporate Governance, Compensation and Nominating Committee will consider the offer of resignation and make a recommendation to the Board on whether to accept it.  In considering whether or not to recommend acceptance of the resignation, the Corporate Governance, Compensation and Nominating Committee will consider all factors deemed relevant by members of the Committee.  The Corporate Governance, Compensation and Nominating Committee will be expected to recommend acceptance of the resignation except in situations where the consideration would warrant the applicable director continuing to serve on the Board.  The Board will make its final decision and announce it in a news release within 90 days following the shareholders’ meeting.  A director who tenders his or her resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance, Compensation and Nominating Committee at which such resignation is considered.

As of August 14, 2014 there were no contracts, arrangements or understandings, such as a voting trust or pooling agreement, between a nominee and any other person, except the directors and executive officers of the Corporation acting solely in such capacity, pursuant to which the nominee is to be elected, including the name of the other person.

Corporate Cease Trade Orders or Bankruptcies

No proposed director is, as of the date hereof, or has been, within the ten years prior to the date hereof, a director, chief executive officer or chief financial officer of any company that:

(a)
while that person was acting in that capacity, was the subject of a cease trade order, a similar order or an order that denied the company access to any statutory exemptions for a period of more than 30 consecutive days; or

(b)
was subject to a cease trade order, a similar order or an order that denied the company access to any statutory exemptions for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in that capacity.

No proposed director is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold that company’s assets.

Penalties or Sanctions and Personal Bankruptcies

No proposed director has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a securities regulatory authority, nor has any proposed director been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

No proposed director has, during the ten years prior to the date hereof, become bankrupt, made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

2.	Appointment and Remuneration of Auditors

Management proposes the re-appointment of KPMG LLP, Suite 2000, One Lombard Place, Winnipeg, Manitoba, R3B 0X3, as auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix the remuneration of the auditors. In the absence of a contrary specification made in the proxies received, the persons named in the enclosed form of proxy intend to vote for the appointment of KPMG LLP as auditors of the Corporation and to authorize the Board to fix the remuneration of the auditors. KPMG LLP was first appointed as the auditors of the Corporation on March 7, 2011.

3.	Confirmation and Approval of Directors’ Deferred Share Unit Plan

Shareholders of the Corporation will be asked at the Meeting to consider, and if thought advisable, to approve a resolution, the full text of which is set out in Schedule A-1 to this Circular, to confirm and approve the Directors’ Deferred Share Unit Plan (the “DDSU Plan”) adopted by the Corporation effective March 10, 2014.

Under the DDSU Plan, deferred share units (“DSUs”) are issued to directors who are not employees of the Corporation or an affiliate of the Corporation (including any non-executive chair of the Board), in lieu of cash, for a portion of the directors’ fees otherwise payable to the directors.  If an eligible director should become an officer (other than non-executive chair of the Board) or employee of the Corporation while remaining a director, his or her eligibility for the DDSU Plan will be suspended effective the date of the commencement of his or her employment and will resume upon termination of such employment, provided he or she continues as a director of the Corporation.

The Corporate Governance, Compensation and Nominating Committee (by delegation from the Board) will, in its sole and absolute discretion: (i) interpret and administer the DDSU Plan; (ii) establish, amend and rescind any rules and regulations relating to the DDSU Plan; (iii) have the power to delegate, on such terms and the Committee deems appropriate, any or all of its powers under the DDSU Plan to any officer of the Corporation; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the DDSU Plan.

The fair market value of the DSUs on the date such units are calculated and issued represents the volume-weighted average trading price of Ceres’ Common Shares for the five trading days immediately preceding the date of issuance of the DSUs.  Each DSU entitles the director to receive payment after the end of the director’s term in the form of Common Shares of the Corporation.

An eligible director who redeems DSUs under the DDSU Plan as of an entitlement date will be entitled to receive from the Corporation on such entitlement date, as a single distribution, one Common Share for each whole DSU being redeemed.

The entitlement date elected by an eligible director cannot be before the date on which such eligible director has ceased to hold the office of director for any reason whatsoever, including the death of the eligible director.

Under the DDSU Plan, the aggregate number of Common Shares issuable by Ceres is limited to 450,000 Common Shares, representing 3.2% of the Corporation’s outstanding Common Shares as of August 14, 2014. All Common Shares subject to DSUs that terminate or are cancelled without being settled will be available for any subsequent issuance of DSUs under the DDSU Plan.

The aggregate number of Common Shares issued to insiders of the Corporation within any 12-month period, or issuable to insiders of the Corporation at any time, under the DDSU Plan and any other security-based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation at such time.

The DSUs and matching DSUs issued pursuant to the DDSU Plan shall not exceed an annual fair market value of $100,000 per eligible director.

In the event of an eligible director’s death, Common Shares shall become issuable in respect of any and all DSUs then credited to such eligible director’s account as soon as reasonably practicable after the eligible director’s date of death.

The DDSU Plan and any DSUs granted thereunder may be amended, suspended, modified, cancelled or terminated by the Board without approval of the shareholders of the Corporation. Notwithstanding the foregoing, shareholder approval (by a majority of the votes cast by shareholders of the Corporation present and voting in person or by proxy at a meeting of shareholders) is required for an amendment to: (i) increase the maximum number of Common Shares issuable pursuant to the DDSU Plan; (ii) amend the assignment provisions of the DDSU Plan; (iii) permit a person who is an employee of the Corporation or any subsidiary to be eligible for the grant of DSUs under the DDSU Plan; (iv) increase the number of Common Shares that may be issued to insiders; (v) increase the number of DSUs that can be issued to eligible directors; (vi) include other types of equity compensation involving the issuance of Common Shares under the DDSU Plan; or (vii) amend the amending provisions of the DDSU Plan.

The Board may terminate the DDSU Plan at any time and no DSUs may become effective under the DDSU Plan after the date of termination. No such termination will, without the consent of the eligible director or unless required by law, adversely affect the rights of an eligible director with respect to any amount in respect of which an eligible director has then elected to receive in DSUs or DSUs which the eligible director has then been granted under the DDSU Plan.

The rights of eligible directors respecting DSUs and other benefits under the DDSU Plan are not transferable or assignable other than by will or the laws of descent and distribution.

As at August 14, 2014, 16,304.28 DSUs were issued and outstanding. The following DSUs have been granted to the directors of the Corporation:

Grant Date	Recipient	Type	Number of DSUs
March 31, 2014	Gary Selke	Director	1,426.04
March 31, 2014	Tom Muir	Director	1,247.78
March 31, 2014	Douglas E. Speers	Director	1,247.78
March 31, 2014	Gary W. Mize	Director	1,247.78
March 31, 2014	Jake P. Mercer	Director	1,247.78
March 31, 2014	Harvey T. Joel	Director	1,247.78
March 31, 2014	James T. Vanasek	Director	1,247.78
June 9, 2014	Gary Selke	Director	1,426.04
June 9, 2014	Tom Muir	Director	1,247.78
June 30, 2014	Douglas E. Speers	Director	2,556.86
June 30, 2014	Gary W. Mize	Director	1,261.54
June 30, 2014	Jake Mercer	Director	2,847.48
June 30, 2014	Harvey T. Joel	Director	2,137.97
June 30, 2014	James T. Vanasek	Director	1,261.54

Under the rules of the TSX, the DDSU Plan is subject to shareholder approval at the Meeting.

4.	Confirmation and Approval of Options Plan

Shareholders of the Corporation will be asked at the Meeting to consider, and if thought advisable, to approve a resolution, the full text of which is set out in Schedule A-2 to this Circular, to confirm and approve the Stock Option Plan (the “Options Plan”) adopted by the Corporation effective March 10, 2014.

The Options Plan is available to certain officers, key employees and consultants of the Corporation and its subsidiaries.  The purpose of the plan is to attract, retain and motivate these parties by providing them with the opportunity, through options, to acquire a proprietary interest in the Corporation and to benefit from its growth.  Non-employee directors are not eligible for the grant of awards under the Options Plan.

The Options Plan is administered by the Board, which shall determine (among other things) those officers, key employees and consultants who may be granted awards and the terms and conditions of any award to any such participant.  The exercise price of the options shall be fixed by the Board and shall be no less than 100% of the market price on the effective date of the award of the options, which may be granted for a term not exceeding ten years.  The Board shall also determine the vesting period or periods within the term during which an option or a portion thereof may be exercised by a participant and any other vesting conditions.

The maximum number of Common Shares reserved for issuance upon the exercise of options cannot exceed 10% of the total number of Common Shares issued and outstanding from time to time (1,420,820 Common Shares as of the date of this Circular), less the number of Common Shares reserved for issuance under the DDSU Plan (450,000 Common Shares) and the ESPP (200,000 Common Shares), being 770,820 Common Shares as of the date of this Circular.  Upon exercise of an option, the Common Shares which had been reserved to be issued pursuant to that stock option shall become available to be issued upon the exercise of subsequent stock option grants.  If the Options Plan is approved by shareholders of the Corporation, any increase in the issued and outstanding Common Shares will result in an increase in the available number of Common Shares issuable under the Options Plan, and any exercises of options will make new grants available under the Options Plan effectively resulting in a re-loading of the number of options available to grant under the Options Plan.  In accordance with the requirements of the Toronto Stock Exchange (the “TSX”), if the Options Plan is approved by shareholders of the Corporation, it must be re-approved every three years.

The aggregate number of Common Shares issued to insiders of the Corporation within any 12-month period, or issuable to insiders of the Corporation at any time, under the Options Plan and any other security-based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation at such time. In addition, the aggregate number of Common Shares reserved for issuance to any one participant (including insiders) under the Options Plan, together will all other share compensation arrangements of the Corporation, must not exceed five percent of the then issued and outstanding Common Shares (on a non-diluted basis). As at August 14, 2014, no Common Shares were issued to any one participant under the Options Plan.

The Options Plan also provides for the grant of Stock Appreciation Rights (“SARs”) to certain officers, key employees and consultants of the Corporation.  Stand-alone SARs granted under the Options Plan shall become vested at such times, in such installments and subject to the terms and conditions of the Options Plan (including satisfaction of certain performance criteria and/or continued employment) as may be determined by the Board.  The base price for each Common Share subject to a stand-alone SAR shall not be less that 100% of the market price of a Common Share on the effective date of the award of such stand-alone SAR.  Tandem SARs may be granted at or after the effective date of the related award of options, and each Tandem SAR shall be subject to the same terms and conditions and denominated in the same currency as the option to which it relates and the additional terms and conditions under the Options Plan.  Tandem SARs may be exercised only if and to the extent the options related thereto are then vested and exercisable.  On exercise of a Tandem SAR, the related option shall be cancelled and the participant shall be entitled to an amount in settlement of such Tandem SAR in Common Shares or a combination of cash and Common Shares, as determined by the Board, of an aggregate amount equal to:

the product of

(A)	the excess of the market price of a Common Share on the date of exercise over the exercise price or base price for a Common Share under the applicable SAR,

multiplied by

(B)	the number of SARs exercised.

Unless the Board determines otherwise, on exercise of a Stand-alone SAR, when and to the extent vested, the participant shall be entitled to an amount in cash in settlement of such Stand-alone SAR determined in accordance with the above formula.

In the case of a participant’s termination due to retirement, (i) the participant’s outstanding awards that have become vested prior to the participant’s date of termination will continue to be exercisable for the balance of their term, and (ii) the participant’s outstanding awards that have not become vested prior to the participant’s date of termination will be forfeited and cancelled as of such date of termination.

In the case of a participant’s termination due to death, (i) the participant’s outstanding awards that have not become vested prior to the participants date of termination will be forfeited and cancelled as of such date of termination, and (ii) all of the participant’s outstanding awards will continue to be exercisable during the period ending on the earlier of the one year anniversary of the date of termination and the end of the term of the applicable award.

In the case of a participant’s termination due to the participant’s termination without cause, (i) those of the participant’s outstanding awards that have not become vested prior to the date on which the participant receives notice of this or her termination will be forfeited and cancelled as of such date, subject to the requirements of applicable employment standards legislation, and (ii) those of the participant’s outstanding awards that have become vested prior to the date of which the participant receives notice of his or her termination, or such longer period as may be required by applicable employment standards legislation, shall continue to be exercisable during the 90 day period following the participant’s date of termination.

In the case of a participant’s termination due to the participant’s resignation, (i) those of the participant’s outstanding awards that have not become vested prior to the date of which the participant provides notice to the Corporation of his or her resignation shall be forfeited and cancelled as of such date, and (ii) those of the participant’s outstanding awards that have become vested prior to the date on which the participant provides notice to the Corporation of his or her resignation shall continue to the be exercisable during the 30 days period following the participant’s date of termination.

Notwithstanding the foregoing, with respect to any option that is intended to be an Incentive Stock Option (as defined in the Options Plan), such options shall not be exercisable for a period that is longer than (i) three months from the date of the participant’s termination for any reason other than death or disability, or (ii) 12 months from the date of the participant’s termination due to disability.

The provisions relating to the termination of a participant’s participation in the Options Plan described above may be varied by determination of the Board and the Board may, at the time of termination, extend the period for exercise of awards (but not beyond the original expiry date) and/or allow for the vesting during the period for exercise or a portion of it.

In the case of a participant’s termination for cause, any and all outstanding awards granted to the participant, whether or not vested, shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.

The benefits under the Options Plan may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a participant other than by testamentary disposition by the participant or the laws of intestate succession.  Notwithstanding the foregoing, in certain circumstances, the Board may provide in the applicable instrument of grant that an award be transferable.

The Options Plan and any awards granted thereunder may be amended, modified or termination by the Board without approval of the shareholders of the Corporation. Notwithstanding the foregoing, shareholder approval (by a majority of the votes cast by shareholders of the Corporation present and voting in person or by proxy at a meeting of shareholders) is required for an amendment to: (i) increase the maximum number of Common Shares issuable pursuant to the Options Plan; (ii) reduce the exercise price of an outstanding award, including a cancellation of an award and re-grant within six months of an award in conjunction therewith constituting a reduction of the exercise price of the award; (iii) extend the maximum term of any awards granted under the Options Plan; (iv) amend the assignment provisions of the Options Plan; (v) permit a non-employee director to be eligible for the grant of awards under the Options Plan; (vi) increase the number of Common Shares that may be issued to insiders; (vii) increase the maximum term of awards granted under the Options Plan; (viii) include other types of equity compensation involving the issuance of Common Shares under the Options Plan; (viii) cause Incentive Stock Options to fail to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986; or (ix) amend the amending provisions of the Options Plan.

No amendment to the Options Plan or awards granted thereunder may be made without the consent of the participant if it adversely alters or impairs the rights of any participant in respect of any awards previously granted to such participant under the Options Plan.

As at August 14, 2014, no stock options or SARs had been awarded and 770,820 Common Shares were reserved for issuance under the Options Plan, being 10% of the total Common Shares issued and outstanding less the 450,000 DSUs reserved for issuance under the DDSU Plan and the 200,000 Common Shares reserved for issuance under the ESPP (as defined below).

Under the rules of the TSX, the Options Plan is subject to shareholder approval at the Meeting.

5.	Confirmation and Approval of the Employee Share Purchase Plan

Shareholders of the Corporation will be asked at the Meeting to consider, and if thought advisable, to approve a resolution, the full text of which is set out in Schedule A-3 to this Circular, to confirm and approve the Employee Share Purchase Plan (the “ESPP”) adopted by the Corporation effective August 27, 2014.

Under the ESPP, the administrator may from time to time initiate an offering, by which it provides for the grant of rights to purchase Common Shares of the Corporation to eligible employees on the grant date of such offering.

Subject to certain restrictions under the ESPP, all employees who have been continuously employed by the Corporation or by an affiliate of the Corporation that has adopted the ESPP for at least six months whose customary employment with the Corporation or affiliate of the Corporation is at least twenty hours per week and at least five months per calendar year shall be eligible to participate in the ESPP.

The ESPP is administered by the Board unless and until the Board delegates administration to a committee. The administrator has the power to (among other things) determine when and how rights to purchase Common Shares of the Corporation will be granted and the provisions of each offering of such rights.

The Common Shares subject to the ESPP will be issued by the Corporation from treasury, and 200,000 Common Shares have been initially reserved for issuance under the ESPP, representing 1.4% of the Corporation’s outstanding Common Shares as of August 14, 2014. The number of Common Shares available under the ESPP is subject to adjustment pursuant to the provisions of the ESPP. If any rights granted under the ESPP terminate for any reason without having been exercised, the Common Shares not purchased under such rights will again become available for issuance under the ESPP.

The aggregate number of Common Shares reserved for issuance to any one participant under the ESPP, together with all other share compensation arrangements of the Corporation, must not exceed five percent of the then outstanding Common Shares (on a non-diluted basis). The aggregate number of Common Shares issued to insiders of the Corporation within any 12-month period, or issuable to insiders of the Corporation at any time, under the ESPP and any other security-based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation at such time.

Each offering of rights to purchase Common Shares will be made only during a specified offering period and will be in such form and will contain such terms and conditions as the administrator of the ESPP deems appropriate. In no event will such an offering period exceed twenty-seven months. Offerings beginning on the 1st day of March and the 1st of October (each, a “grant date”), will consist of an offering period with only one purchase period of six months. The granting of rights pursuant to each offering under the ESPP will occur on each respective grant date unless, prior to such date (i) the administrator of the

ESPP determines that such offering shall not occur, or (ii) no Common Shares remain available for issuance under the ESPP in connection with such an offering.

A participant in the ESPP may purchase Common Shares in an offering by delivering an agreement authorizing payroll deduction for the period for which such authorization is effective, and for each offering thereafter such participant’s deductions will continue as originally elected, unless otherwise modified or terminated. On each purchase date (unless otherwise specified, each March 31st and October 31st), during the relevant offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the offering will be applied to the purchase of whole Common Shares of the Corporation, up to the maximum number of Common Shares permitted under the terms of the ESPP and the applicable offering, at the purchase price specified in the offering.

The maximum number of Common Shares that a participant may purchase during any offering period shall not exceed a maximum percentage of such participant’s earnings to be specified by the Board of Directors. In no event may a participant’s right to purchase Common Shares exceed the limitation set forth in Section 423(b)(8) of the U.S. Internal Revenue Code of 1986 (commonly referred to as the “$25,000 limitation”).

Generally, the purchase price for the Common Shares acquired pursuant to rights granted under the ESPP shall be determined in the manner established by the administrator but shall not be less than the lesser of: (i) an amount equal to 85% of the Fair Market Value (as defined in the ESPP) on the grant date rounded up to the nearest cent per share; or (ii) an amount equal to 85% of the Fair Market Value on the purchase date rounded up to the nearest cent per share.

A participant may withdraw from an offering in accordance with the terms of the ESPP. Any rights granted to a participant pursuant to any offering under the ESPP shall terminate immediately upon the participant ceasing, for any reason, to be an eligible employee under the ESPP, and the Corporation will distribute to such persons all of his or her accumulated payroll deductions (to the extent not used to acquire Common Shares) within a reasonable amount of time following such cessation of employment.

A participant’s rights under the ESPP are not transferable or assignable, and are exercisable only by the participant to whom such rights are granted.

The administrator may at any time, and from time to time, amend the ESPP. To the extent determined necessary and desirable by the administrator, amendments to the ESPP shall be submitted to the TSX and to the shareholders of the Corporation for approval. Notwithstanding the foregoing, shareholder approval (by a majority of the votes cast by shareholders of the Corporation present and voting in person or by proxy at a meeting of shareholders) is required for an amendment to: (i) increase the maximum number of Common Shares issuable pursuant to the ESPP; (ii) reduce the purchase price under an outstanding right to purchase Common Shares; (iii) extend the maximum term of any right to purchase Common Shares granted under the ESPP; (iv) expand the classes of persons entitled to become participants under the ESPP; (v) permit rights granted under the Plan to be transferable or assignable other than for normal estate settlement processes; (vi) exceed or increase the number of Common Shares that may be issued to insiders of the Corporation above the restriction set out in the ESPP or remove the restriction; (vii) include other types of equity compensation involving the issuance of Common Shares under the ESPP; or (viii) amend the amending provisions of the ESPP.

As at August 14, 2014, no rights to purchase Common Shares had been granted and no Common Shares had been reserved for issuance under the ESPP.

Under the rules of the TSX, the ESPP is subject to shareholder approval at the Meeting.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to November 30, 2013, pursuant to a management agreement dated as of December 13, 2007, as amended on April 26, 2010 (the “Management Agreement”), the Corporation retained Front Street Capital 2004 (the “Manager”) to manage and administer the day-to-day business and affairs of the Corporation.  Pursuant to an investment advisory agreement dated as of December 13, 2007 (the “Investment Advisory Agreement”) the Manager retained Front Street Investment Management Inc. (the “Investment Advisor”) to provide investment advisory services to the Corporation. Pursuant to a strategic services agreement dated as of December 13, 2007 (the “Strategic Services Agreement”) the Manager retained Muir Detlefsen & Associates Limited (the “Strategic Partner”) to provide strategic, management and transactional services to the Corporation. Any directors, officers or employees of the Manager, the Investment Advisor or the Strategic Partner who are also officers of the Corporation were paid by the Manager, the Investment Advisor or the Strategic Partner, as applicable, for serving in such capacity and shall not receive any remuneration from the Corporation therefor.

Pursuant to the Management Agreement, the Corporation retained the Manager to manage and administer the day-to-day business and affairs of the Corporation. In consideration for the services provided by the Manager pursuant to the Management Agreement, the Corporation paid to the Manager a monthly management fee (the “Management Fee”) equal to one-twelfth of 2.0% of the Net Asset Value of the Corporation (as such term is defined in the Management Agreement) based on the average weekly Net Asset Value of the Corporation, payable in arrears within ten business days after the end of each month, and calculated without regard to any accrual of the Incentive Fee (as described below) and before payment of such fee.

The Corporation was not responsible for the payment of any fees or expenses for services provided by the Investment Advisor, the Strategic Partner, industry experts, property managers retained to provide property management services with respect to farmland properties owned by the Corporation or to any other service providers retained by the Manager and/or the Investment Advisor. The fees or expenses of such service providers were paid from the Management Fees and Incentive Fees the Manager received from the Corporation pursuant to the Management Agreement or from the investment advisor fees the Investment Advisor received from the Manager pursuant to the Investment Advisory Agreement, as applicable. None of the fees or expenses of these service providers were borne by or passed on to the Corporation.

In addition to the Management Fee, the Corporation paid to the Manager in respect of each fiscal year of the Corporation an annual incentive fee (the “Incentive Fee”) equal to: (a) 20% of the amount by which the Adjusted Net Asset Value per Common Share at the end of such fiscal year exceeded the highest year-end Net Asset Value per Common Share (“Highest Year”) adjusted pro rata to reflect warrants of the Corporation exercised since the Highest Year multiplied by (b) the average daily number of Common Shares outstanding during such fiscal year. As used herein, “Adjusted Net Asset Value per Common Share” means the Net Asset Value per Common Share at the end of such fiscal year (a) without giving effect to the accrual of any Incentive Fee, and (b) before giving effect to any distributions by the Corporation since the Highest Year. As used herein, the Highest Year is the ending Net Asset Value per Common Share equal to the greater of: (a) the previous Highest Year; and (b) the preceding year Adjusted Net Asset Value per Common Share. Notwithstanding the foregoing, no Incentive Fee was payable with respect to a fiscal year of the Corporation unless the Adjusted Net Asset Value per Common Share at the end of such fiscal year exceeded the Net Asset Value per Common Share at the end of the preceding year, adjusted pro rata to reflect warrants of the Corporation exercised during the current fiscal year, by a minimum of 8% (the “Threshold Rate”).

For the purpose of calculating the Incentive Fee for all fiscal years, the Threshold Rate was pro rated for any partial fiscal year. The Incentive Fee was estimated and accrued each Valuation Date (as such term is defined in the Management Agreement), and any such fee was paid within 30 business days after the end of each fiscal year of the Corporation.

On August 23, 2013, the Corporation announced that it had entered into a transition agreement (the “Transition Agreement”) with the Manager, which provided, among other things, for the early termination of the Management Agreement effective November 30, 2013. The Transition Agreement was approved by the shareholders at the annual and special meeting held on September 27, 2013.  Concurrently, on August 23, 2013, the Corporation entered into an executive deferred transition stay bonus fee agreement (the “First Agreement”) with Michael Detlefsen, who served as the President of the Corporation prior to that time.  Pursuant to the First Agreement, Mr. Detlefsen expanded his role to the President and CEO of the Corporation as the Corporation transitioned to a permanent management structure and the Corporation agreed to, among other things, pay to Mr. Detlefsen a fee of $50,000 for the months of October and November 2013.  The First Agreement also provided for the negotiation and execution of an employment agreement by November 29, 2013, failing that, the Corporation agreed to pay to Mr. Detlefsen a deferred stay bonus of $100,000.

On December 15, 2013, the Corporation and Mr. Detlefsen entered into a second executive deferred transition stay bonus fee agreement (the “Second Agreement”), pursuant to which the Corporation agreed to, among other things, pay to Mr. Detlefsen a monthly fee of $50,000.  The Second Agreement also provided for the negotiation and execution of an employment agreement by March 31, 2014, failing that, the Corporation agreed to pay to Mr. Detlefsen a deferred stay bonus of $100,000.

On March 31, 2014, the Corporation and Mr. Detlefsen entered into a third executive deferred transition stay bonus fee agreement (the “Third Agreement”), pursuant to which the Corporation agreed to, among other things, pay to Mr. Detlefsen a monthly fee of $50,000.  The Third Agreement also provided for the negotiation and execution of an employment agreement by September 30, 2014, failing that, the Corporation agreed to pay to Mr. Detlefsen a deferred stay bonus of $125,000.

On April 1, 2014, the Corporation announced the appointment of Amy Stephenson as the new Chief Financial Officer of the Corporation to replace Mr. Gould. On July 25, 2014, the Corporation announced the appointment of Patrick Bracken as the new President and CEO to replace Mr. Detlefsen effective September 1, 2014.

Riverland Ag

On June 11, 2010, the Corporation completed the acquisition of all the issued and outstanding shares of Whitebox Commodities Holdings Corp., which operates under the trade name Riverland Ag. Set out below is a statement of executive compensation with respect to Riverland Ag disclosing direct and indirect compensation provided to certain executive officers and directors for services provided to Riverland Ag during the financial year ended March 31, 2014.

Riverland Ag’s compensation practices are designed to attract, retain and motivate highly qualified executive officers, while at the same time promoting greater alignment of interests between such executive officers and the shareholders of the Corporation.  Riverland Ag’s compensation practices are intended to provide both immediate and mid-term rewards to the executive officers that are consistent with individual performance and contribution to Riverland Ag’s objectives.  In addition these compensation practices are developed with a view to providing competitive compensation to similar agribusiness companies.

Riverland Ag’s compensation program is designed to reward the role of its current senior management team in executing its business strategy. Compensation components include base salary, bonus and medium term incentives based on operating performance of the company over a three year period.

Compensation is set by the Board which is responsible for evaluating the performance of management of Riverland Ag.

Base Salary

Riverland Ag pays each officer a competitive salary to provide a guaranteed income commensurate with the officer’s position. In determining the base salary of an officer, the Board considers and generally places equal weight on (i) the particular responsibilities related to the position, (ii) salaries paid by comparable agri-businesses to their executives, (iii) the experience level of the officer, and (iv) the officer’s overall performance.

Short Term Incentive Plan

Riverland Ag pays incentive bonuses to encourage its executive officers to perform to the best of their abilities and to tie compensation to Riverland Ag’s success.  Incentive bonuses are primarily based on the annual financial performance of Riverland Ag and the extent to which Riverland Ag meets certain objectives. Short term incentive bonuses are also based on personal targets that are put in place annually.

Medium Term Incentive Plan

Riverland Ag’s Medium Term Incentive Plan (“MTIP”) provides for annual incremental cash payments to Messrs. Grambsch, Kucala and Reiners during the period from January 1, 2010 to March 31, 2014 based on Riverland Ag achieving certain financial targets during the above period. The MTIP also includes a “catch-up” provision which provides for a one-time catch-up period ending on March 31, 2014 with the same potential incremental cash payments based on a revised MTIP financial target.

Performance Graph

The following performance graph reflects the performance of the Corporation’s Common Shares against the S&P/TSX Composite Index for the quarterly periods indicated based on $100 invested on April 1, 2009. The trend shown in the performance graph is approximately similar to the trend of compensation to the named executive officers over the same period.  Payments to management of Riverland Ag were consistent with the finanacial performance of the company, as reduced earnings affected bonuses.

	April 1, 2009	April 1, 2010	April 1, 2011	April 1, 2012	April 1, 2013	March 31, 2014
Ceres Global Ag Corp.	100.00	177.95	195.77	148.33	147.44	157.02
S&P/TSX Composite Index	100.00	142.11	171.02	154.31	163.69	189.78

Summary Compensation Table

The following table sets out information concerning the compensation earned from the Corporation and any of the Corporation’s subsidiaries during the financial years ended March 31, 2014, 2013 and 2012 by the Corporation’s Chief Executive Officer, Chief Financial Officer, the Corporation’s other three most highly compensated executive officers and certain former executive officers (collectively, the “Named Executive Officers”).

Name and principal position	Year	Salary ($)(1)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total Compensation ($)(1)
					Annual incentive plans	Long-term incentive plans
Michael Detlefsen (2) President and CEO of Ceres	2013/14	300,000	Nil	Nil	Nil	Nil	Nil	Nil	300,000
Amy Stephenson (2) CFO of Ceres	2013/14	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Craig Reiners(3) CEO of Riverland	2013/14 2012/13 2011/12	289,685 260,338 187,842	Nil Nil Nil	Nil Nil Nil	411,683 Nil Nil	Nil Nil Nil	Nil Nil Nil	13,707 21,328 150,763	715,075 281,666 338,605
Mark Kucala CFO of Riverland	2013/14 2012/13 2011/12	210,680 200,260 198,600	Nil Nil Nil	Nil Nil Nil	197,814 Nil 244,881	Nil Nil Nil	Nil Nil Nil	14,996 21,328 16,066	423,490 221,588 459,547
Don Grambsch(4) SVP and Former CEO of Riverland	2013/14 2012/13 2011/12	144,843 275,358 273,075	Nil Nil Nil	Nil Nil Nil	Nil Nil 305,246	Nil Nil Nil	Nil Nil Nil	6,156 21,292 16,066	150,999 296,264 594,387
Jason Gould (5) former CFO of Ceres	2013/14	100,000	Nil	Nil	Nil	Nil	Nil	Nil	100,000

Notes:

(1)	Messrs Grambsch, Kucala and Reiners were paid their respective aggregate compensation in USD based and were translated to CAD at an average exchange ratio for their respective periods.

(2)
Michael Detlefson was appointed as President and Chief Executive Officer of the Corporation on August 23, 2013.  Mr. Detlefsen was paid $50,000 per month based on his contract.  Prior to the appointment, he was President of the Corporation and was compensated from and as part of the Management Agreement.  Mr.

Detlefson was replaced by Patrick Bracken as the new President and Chief Executive Officer of the Corporation effective September 1, 2014.  Amy Stephenson entered into a consulting contract with the Corporation on March 24, 2014 and was appointed as Chief Financial Officer of the Corporation to replace Mr. Gould on April 1, 2014.  Her compensation from March 24, 2014 to March 31, 2014 was $6,000.

(3)	Craig Reiners was appointed Chief Executive Officer of Riverland Ag on April 1, 2013

(4)	Don Grambsch was Chief Executive Officer of Riverland Ag until March 31, 2013.

(5)	Jason Gould resigned as Chief Financial Officer of the Corporation on March 31, 2014.

Incentive Plan Awards

No option-based or share-based awards were granted to the Named Executive Officers as of March 31, 2014

Value Vested or Earned During the Year

The following table sets out, for each Named Executive Officer, information concerning the value of incentive plan awards, both option-based and share-based awards as well as non-equity incentive plan compensation in Canadian dollar, vested or earned during the financial year ended March 31, 2014.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Michael Detlefsen President and CEO of Ceres	Nil	Nil	Nil
Amy Stephenson CFO of Ceres	Nil	Nil	Nil
Don Grambsch SVP Corporate Development and Former CEO of Riverland	Nil	Nil	Nil
mark kucala CFO of Riverland	Nil	Nil	$197,814
Craig Reiners CEO of Riverland	Nil	Nil	$411,683
Jason Gould former CFO of Ceres	Nil	Nil	Nil

Equity Compensation Plan Information

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others.

Plan Category	Number of Securities to be Issued upon Exercise of Options, Warrants and Rights (as at March 31, 2014)	Weighted – Average Exercise Price of Outstanding Options, Warrants and Rights (as at March 31, 2014)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a)) (as at March 31, 2014)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Securityholders	Nil	Nil	Nil
Equity Compensation Plans Not Approved by Securityholders (1)	Nil	Nil	770,820 under the Options Plan, 433,696 under the DDSU Plan, and 200,000 under the ESPP
Total	Nil	Nil	1,404,516

Note:

(1)
The equity compensation plans of the Corporation include the DDSU Plan, the Options Plan and the ESPP, all to be ratified by shareholders at the Meeting. The number of securities to be issued upon exercise of stock options as at June 30, 2014 was nil, the number of securities to be issued pursuant to the ESPP as at June 30, 2014 was nil, and the number of DSUs issued and outstanding as at June 30, 2014 was 16,304.

See “Particulars of Matters to be Acted On – Confirmation and Approval of Deferred Share Unit Plan”, “Particulars of Matters to be Acted On – Confirmation and Approval of Options Plan”, and “Particulars of Matters to be Acted On – Confirmation and Approval of ESPP” for the material features of the DDSU Plan Options Plan and the ESPP, respectively.  At the Meeting shareholders will be asked to confirm and approve the DDSU Plan, Options Plan and the ESPP.

Termination and Change of Control Benefits

The Corporation

Patrick Bracken

The Corporation and Mr. Bracken entered into an employment agreement with respect to Mr. Bracken’s employment as President and CEO of the Corporation (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Bracken is to receive an annual salary of US$375,000 and is eligible to earn a cash bonus of 60% of his annual base compensation upon the achievement of certain performance targets.

Each April, the Board will make an annual grant to Mr. Bracken of an option to purchase a number of Common Shares at an exercise price at fair market value on the date of grant in accordance with the terms and conditions of the Stock Options Plan with an intrinsic value of US$200,000. Each option will vest in equal annual installments of 20% on the anniversary of the grant date and will be exercisable for a term of up to ten years. If Mr. Bracken is terminated by the Corporation without cause within twelve months following a change in control of the Corporation (as defined in the Options Plan), any unvested options will become fully vested and exercisable during the same period as Mr. Bracken’s vested options. In addition, each April, the Board will make an annual grant to Mr. Bracken of a net asset value cash unit with a grant date intrinsic value of approximately US$200,000. If Mr. Bracken is terminated by the Corporation without cause within twelve months following a change in control of the Corporation (as defined in the Options Plan), any unvested net asset value cash units will become fully vested.

In the event of Mr. Bracken’s resignation from his employment with the Corporation, Mr. Bracken will forfeit any entitlement in respect of the annual bonus for the fiscal year in which he resigned, as well as any incentive awards for which he may be eligible at the time of his resignation.

In the event of Mr. Bracken’s termination without cause, Mr. Bracken will receive the “earned” or “vested” portion of his incentives, subject to the terms and conditions of the applicable incentive plans. If the Corporation terminates Mr. Bracken’s employment for cause, Mr. Bracken will foreit any entitlement in respect of the cash bonus, stock options and net asset value cash units and the Corporation shall not be obligated to make any further payments under the Employment Agreement except amounts due and owing in respect of base salary and vacation pay which may be due and unpaid.

The Corporation may terminate Mr. Bracken’s employment within the first six months of employment without cause by providing Mr. Bracken with salary continuation in lieu of notice equivalent to two months’ salary and the target short term incentive plan cash bonus. After the first six months of employment, the Corporation may terminate Mr. Bracken’s employment without cause by providing him with salary continuation in lieu of notice equivalent to six months salary and the target short term incentive plan cash bonus, plus one additional month for each year of service, up to a maximum of eighteen months.

Amy Stephenson

Pursuant to a consulting agreement dated March 24, 2014 (the “Consulting Agreement”) between the Corporation and Mrs. Stephenson, the Corporation agreed to pay to Mrs. Stephenson (i) an annual consulting fee of $250,000 plus HST payable monthly in arrears; (ii) out-of-pocket expenses incurred in connection with her duties and responsibilities for the Corporation during the term; and (iii) an annual bonus of 40% of the annual consulting fee, based on agreed upon deliverables.  The Consulting Agreement also provides that any termination of employment will be subject to advance notice or severance in lieu of notice of between three to twelve months, depending on the length of service.

Riverland Ag

Don Grambsch

Pursuant to an employement agreement dated June 9, 2010 (the “CEO Agreement”) between the Corporation and Mr. Grambsch, in the event Riverland Ag terminated Mr. Grambsch’s employment without cause, Mr. Grambsch was entitled to receive (i) salary continuation in lieu of notice (“Salary Continuation”) until the earlier of (a) the expiration of a six month period from the date of notice of termination (the “Termination Date”) of Mr. Grambsch, and (b) the date that Mr. Grambsch commenced alternative employment, and (ii) any payments due under Riverland Ag’s MTIP based on continued vesting of Mr. Grambsch’s participation in the MTIP through the Termination Date.

On April 1, 2013, the Corporation and Mr. Grambsch entered into an employment agreement (the “Employment Agreement”) pursuant to which the parties agreed (i) to terminate the CEO Agreement, (ii) that Mr. Grambsch would provide services to the Corporation as Senior Vice President of Corporate Development until such time as the Employment Agreement is terminated, (iii) that Salary Continuation payments shall be paid to Mr. Grambsch through to the earlier of September 30, 2013 and the date that Mr. Grambsch commences alternative employment (the “Salary Continuation Period”); (iv) that, following the Salary Continuation Period, Mr. Grambsch will be paid at the annualized rate of US$120,000, such payment to compensate Mr. Grambsch for ten day each month of work; and (v) Mr. Grambsch’s eligibility for participation in all bonus plans of the Corporation ends on the date of the Employment Agreement, except for his participation in the Riverland Sale Incentive Plan (as described below).

Mr. Grambsch is subject to covenants not to compete with Riverland Ag and not to solicit its employees or customers (that Mr. Gambsch has had material dealings with during the last 12 months of his employment) during the period of his employment and for 12 months thereafter.

Mark Kucala

Pursuant to the an employment agreement dated June 7, 2010 (the “CFO Agreement”) between the Corporation and Mr. Kucala, in the event Riverland Ag terminates Mr. Kucala’s employment without cause, Mr. Kucala is entitled to receive (i) Salary Continuation until the earlier of (a) the expiration of a six month period from the Termination Date, and (b) the date that Mr. Kucala commences alternative employment and (ii) any payments due under the MTIP based on continued vesting of Mr. Kucala’s participation in the MTIP through the Termination Date. Receipt of Salary Continuation is subject to Mr. Kucala executing a reasonable release of claims against the Riverland Ag.

Mr. Kucala is also entitled, in the event that he is terminated without cause, to continue to participate in Riverland Ag’s health and benefits plan for such period of time as provided in state benefit continuation laws, during which period Riverland Ag will continue to pay its portion of the premiums (up to a total of six months) with respect to such plan.

Mr. Kucala is subject to covenants not to compete with Riverland Ag, and not to solicit its employees or customers (that Mr. Kucala has had material dealings with during the last 12 months of his employment), during the period of his employment and for 12 months thereafter, unless Mr. Kucala is terminated without cause by Riverland Ag, in which case Mr. Kucala is not permitted to compete with Riverland Ag nor solicit its customers or employees for six months after the Termination Date.

Craig Reiners

Pursuant to an employment agreement dated June 6, 2011 (the “COO Agreement”) between the Corporation and Mr. Reiner, as amended on April 1, 2013 to reflect Mr. Reiners’ appointment as President and CEO of Riverland Ag, in the event Riverland Ag terminates Mr. Reiners employment without cause, Mr. Reiners is entitled to receive (i) Salary Continuation until the earlier of (a) the expiration of a six month period from the Termination Date, and (b) the date that Mr. Reiners commences alternative employment, (ii) the earned portion of his Retention Bonus (as such term is defined in the COO Agreement), and (iii) any payments due under the MTIP based on continued vesting of Mr. Reiners participation in the MTIP through the Termination Date. Receipt of Salary Continuation is subject to Mr. Reiners executing a reasonable release of claims against the Riverland Ag.

Mr. Reiners is also entitled, in the event he is terminated without cause, to continue to participate in Riverland Ag’s health and benefits plan for such period of time as provided in state benefit continuation laws, during which period Riverland Ag will continue to pay its portion of the premiums (up to a total of six months) with respect to such plan.

Mr. Reiners is subject to covenants not to compete with Riverland Ag, and not to solicit its employees or customers (that Mr. Reiners has had material dealings with during the last 12 months of his employment), during the period of his employment and for 12 months thereafter, unless Mr. Reiners is terminated without cause by Riverland Ag, in which case Mr. Reiners is not permitted to compete with Riverland Ag nor solicit its customers or employees for 6 months after the Termination Date.

Riverland Sale Incentive Plan

The Corporation established the Riverland Sale Incentive Plan (“RSIP”) on April 1, 2012 to provide certain employees of Riverland Ag a bonus payment upon a change in control of Riverland Ag. Each of Mr. Grambsch, Mr. Kucala and Mr. Reiners are participants in the RSIP. The RSIP provides that, provided they are an employee of Riverland Ag in good standing as of the effective date of a sale of Riverland Ag, the participant shall receive the following bonus from the Corporation:

•	one times the participant’s then current annual salary; plus,

•
up to an additional two times the participcant’s then current annual salary, at the sole discretion of Ceres, but based in part on the sale price of Riverland Ag and the participant’s contribution to the Riverland Ag’s ongoing economic viability.

Estimated Compensation Payable in the Event of Termination Without Cause

Name	Cash Severance ($)(1)	Earned Portion of Retention Bonus(1)	MTIP(1) (3)	Benefits and Perquisites(1)
Patrick Bracken(4)(2) President and CEO of Ceres	110,534	Nil	N/A	Nil
Michael Detlefsen(4) Former President and CEO of Ceres	Nil	125,000	N/A	Nil
Amy Stepenson CFO of Ceres	62,500	Nil	N/A	Nil
Mark Kucala(2) CFO of Riverland	110,534	Nil	Nil	8,290
Craig Reiners(2) CEO of Riverland	151,984	Nil	Nil	8,290
Don Grambsch(2) SVP of Riverland	Nil	Nil	Nil	Nil

Notes:

(1)	Based on date of termination of March 31, 2014; except for the newly appointed Mr. Bracken and Ms. Stephenson, which are based on dated of termination of the date of the circular.

(2)	Actual amounts payable in US$ but converted into Cdn$ based on the March 31, 2014 noon rate of US$0.9047 = CDN$1.00.

(3)	No accrual was made for MTIP as at March 31, 2014.

(4)	Mr. Detlefson was replaced by Mr. Patrick Bracken as the new President and Chief Executive Officer of the Corporation effective September 1, 2014.

Director Compensation

During the financial year ended March 31, 2014, directors of the Corporation who were not officers or employees of the Corporation were entitled to be paid a base annual fee of $25,000, plus $15,000 for the non-executive Chair of the Board, $15,000 for the Lead Director and the chair of each committee, and $7,500 for each committee member, plus additional fee of $10,000 granted at the discretion of the Board for committee members serving in special capacity.  Directors are also eligible to participate in the DDSU Plan.  Directors are entitled to be reimbursed for expenses incurred by them in their capacity as directors.

Director Compensation Table

Name	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Harvey T. Joel	37,125	8,750	Nil	Nil	Nil	Nil	45,875
Jacob P. Mercer(1)	32,250	8,750	Nil	Nil	Nil	Nil	41,000
Gary W. Mize	24,375	8,750	Nil	Nil	Nil	Nil	33,125
Douglas E.Speers	36,000	8,750	Nil	Nil	Nil	Nil	44,750
James T. Vanasek	18,167	8,750	Nil	Nil	Nil	Nil	26,917
Tom Muir (2)	19,500	8,750	Nil	Nil	Nil	Nil	28,250
Gary Selke (2)	19,500	10,000	Nil	Nil	Nil	Nil	29,500
Mary Parniak(3)	58,500	Nil	Nil	Nil	Nil	Nil	58,500
Brian Little(3)	68,500	Nil	Nil	Nil	Nil	Nil	68,500
John Heimbecker(3)	58,500	Nil	Nil	Nil	Nil	Nil	58,500
Shannon Self(4)	8,167	Nil	Nil	Nil	Nil	Nil	8,167

Notes:

(1)	Jacob P. Mercer will not stand for re-election. Accordingly, his term as a Board member will expire at the Meeting.

(2)	Gary Selke and Tom Muir resigned from the Board effective June 6, 2014.

(3)	Brian Little, Mary Parniak and John Heimbecker completed their term as board members and did not stand for re-election at the annual and special meeting of shareholders held on September 27, 2013.

(4)	Shannon Self resigned from the Board effective November 19, 2013.

Outstanding Option-Based and Share-Based Awards

The following table sets out, for each director, information concerning all option-based and share-based awards outstanding as of March 31, 2014.  (This includes awards granted before the most recently completed financial year.)

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Harvey T. Joel	Nil	Nil	Nil	Nil	1,247	8,791	Nil
Jacob P. Mercer	Nil	Nil	Nil	Nil	1,247	8,791	Nil
Gary W. Mize	Nil	Nil	Nil	Nil	1,247	8,791	Nil
Douglas E. Speers	Nil	Nil	Nil	Nil	1,247	8,791	Nil
James T. Vanasek	Nil	Nil	Nil	Nil	1,247	8,791	Nil
Tom Muir	Nil	Nil	Nil	Nil	1,247	8,791	Nil
Gary Selke	Nil	Nil	Nil	Nil	1,426	10,053	Nil
Mary Parniak	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Brian Little	Nil	Nil	Nil	Nil	Nil	Nil	Nil
John Heimbecke	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Shannon Self	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Value Vested or Earned During the Year

The following table sets out, for each director, information concerning the value of incentive plan awards, both option-based and share-based awards as well as non-equity incentive plan compensation, vested or earned during the financial year ended March 31, 2014.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Harvey T. Joel	Nil	Nil	Nil
Jacob P. Mercer	Nil	Nil	Nil
Gary W. Mize	Nil	Nil	Nil
Douglas E. Speers	Nil	Nil	Nil
James T. Vanasek	Nil	Nil	Nil

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Tom Muir	Nil	Nil	Nil
Gary Selke	Nil	Nil	Nil
Mary Parniak	Nil	Nil	Nil
Brian Little	Nil	Nil	Nil
John Heimbecke	Nil	Nil	Nil
Shannon Self	Nil	Nil	Nil

Indebtedness of Directors and Executive Officers

To the knowledge of the Corporation, no directors, executive officers and employees of the Corporation or any of its subsidiaries are indebted to or is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

Directors’ and Officers’ Liability Insurance

The Corporation maintains liability insurance for its directors and officers acting in their respective capacities in an aggregate amount of $10 million, subject to a $50,000 retention payable by the Corporation.  The premium paid by the Corporation for this coverage was $45,000.  No premium is paid by individual directors and officers for this coverage.

CORPORATE GOVERNANCE DISCLOSURE STATEMENT

The Board has ultimate responsibility to supervise the management of the business and affairs of the Corporation. The Board considers good corporate governance to be central to the effective and efficient operation of the Corporation and regularly reviews, evaluates and modifies its governance program to ensure it is of the highest standard. The Board is satisfied that the Corporation’s governance plan meets and, in many cases, exceeds legal and stock exchange requirements.

The Corporation is subject to corporate governance disclosure requirements which are prescribed by Canadian securities regulatory authorities. Specifically, the Canadian Securities Administrators introduced National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 Corporate Governance Guidelines, as amended from time to time. Under NI 58-101, the Corporation is required to disclose certain information relating to its corporate governance practices. This information is set out below. The Board has adopted a written mandate to formalize its responsibilities, a copy of which is attached to this Circular as Appendix A.

Board of Directors

Independent Directors

With the exception of Patrick Bracken, all of the current members of the Board of the Corporation are considered by the Board to be “independent” within the meaning of National Instrument 52-110 Audit Committees.

Other Reporting Issuers

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Reporting Issuer(s)
Jacob P. Mercer	Par Petroleum (NYSE)
Gary W. Mize	Gevo, Inc. (NASDAQ)
Harold Wolkin	Diamond Estates Wines & Spirits Inc. (TSX-V) Baylin Technologies Inc. (TSX) Plymouth Realty Corp. (TSX-V) Whiteknight Acquisitions III Inc. (TSX-V)

Board Meetings

Each Board meeting (14 meetings were held during the financial period from April 1, 2013 to March 31, 2014) includes a session where independent members may meet in the absence of management. Independent directors are also free to meet separately at any time or to require management to withdraw during certain discussions.

The Audit Committee (6 meetings were held during the financial period from April 1, 2013 to March 31, 2014) and the Corporation Governance, Compensation and Nominating Committee (13 meetings were held during the financial period from April 1, 2013 to March 31, 2014) are each composed entirely of independent directors and may meet as often as they deem necessary.

Chairman of the Board

The Chairman of the Board is Mr. Douglas E. Speers. Mr. Speers is an independent director who has served on the Board since September 27, 2013. In accordance with the Amended and Restated By-Law No. 1, following the Meeting, the Board will determine who will be the Chairman of the Board.

The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for communicating with Board committees, for assessing the effectiveness of the Board as a whole as well as the individual Board members, and for overseeing the management of the Corporation’s business.

Attendance Record

During the financial period from April 1, 2013 to March 31, 2014, the Board held 14 meetings. Attendance of the Board members at each Board meeting was as follows:

Name of Director	Meetings Attended
Harvey T. Joel	11/11
Jacob P. Mercer	11/11
Gary W. Mize	11/11
Douglas E. Speers	11/11
James T. Vanasek	6/6
Tom Muir	14/14
Gary Selke	11/14
Mary Parniak	3/3
Brian Little	3/3
John Heimbecker	3/3
Shannon Self	3/3

Board Mandate

The Board is responsible for supervising the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. The Board has adopted a written mandate to formalize its oversight responsibilities, a copy of which is attached to this Circular as Appendix A.

The Board’s mandate is fulfilled in part through its standing committees, namely the Audit Committee and the Corporation Governance, Compensation and Nominating Committee. The Board discharges its responsibilities directly and indirectly through these two standing committees, and acts with a view to the best interests of the Corporation and its shareholders with the primary objective of creating value for its shareholders commensurate with recognition of the Corporation’s obligations to its other stakeholders including its employees.

At no less than quarterly meetings, the members of the Board: (i) review and discuss operational, financial and other reports which they have received in advance of the meeting; (ii) receive reports from the Chief Executive Officer; (iii) discuss issues and developments relating to current business of the Corporation; (iv) receive and discuss reports from the committees of the Board; and (v) approve and make such recommendations as are appropriate and required. In addition, at least once a year the Board reviews the annual business plan of the Corporation.

All major decisions involving material contracts, acquisitions, divestitures, significant capital expenditures, investments and strategic alliances are subject to Board approval. As well, any decisions concerning the Corporation’s capital, the issue or repurchase of securities, the payment of dividends, appointments to Board committees and the approval of all continuous and public disclosure documents are made by the Board.

In fulfilling its mandate, the Board, directly or through one of its committees, is responsible for the following:

•	the adoption of a strategic planning process for the Corporation;

•
the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems and management of these risks by undertaking thorough reviews of operations, sales, marketing reports, Audit Committee reports and findings of the Corporation’s external auditors to identify the principal risks to the Corporation’s business;

•	succession planning for the Corporation including the appointment, training and monitoring of senior management; and

•	the integrity of the Corporation’s internal control and management information systems.

Position Descriptions

Pursuant to the Board’s written mandate, the Board is responsible for developing position descriptions for the Chair of the Board, the chair of each Board committee and the Chief Executive Officer.

Chairman of the Board

The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for setting the agenda of each Board meeting (in consultation with the Chief Executive Officer), for communicating periodically with committee chairs regarding the activities of their respective committees, for assessing the effectiveness of the Board as a whole as well as the individual Board members, and for ensuring the Board works as a cohesive team and providing the leadership essential to achieve this.

Chair of the Audit Committee

The Chair of the Audit Committee is responsible for overseeing the performance by the Audit Committee of its duties, for assessing the effectiveness of the Audit Committee and the individual committee members and for reporting periodically to the Board.

Chair of the Corporation Governance, Compensation and Nominating Committee

The Chair of the Corporation Governance, Compensation and Nominating Committee is responsible for overseeing the performance by the Corporation Governance, Compensation and Nominating Committee of its duties, for assessing the effectiveness of the Corporation Governance, Compensation and Nominating Committee and the individual committee members and for reporting periodically to the Board.

Chief Executive Officer

The Corporation’s Chief Executive Officer is the principal officer of the Corporation and is charged with the responsibility for managing the strategic and operational agenda of the Corporation and for the execution of the directives and policies of the Board. The roles and responsibilities of the Chief Executive Officer include, among other things:

•	developing, together with the Board, the Corporation’s strategic direction;

•	directing the overall business operations of the Corporation;

•	ensuring that the Board is kept appropriately informed of the overall business operations of the Corporation and major issues facing the Corporation;

•
having responsibility for the day-to-day operations of the Corporation, including the annual planning process, capital management, financial management, acquisitions, divestitures, etc., all of which must be accomplished within the strategic framework of the Corporation established by the Board;

•	representing the Corporation to its major shareholders, including investment and financial communities, governments and the public;

•
bringing the following material decisions to the Board for their review and approval: (i) disposition of assets or cancellation of debt other than in the ordinary and normal course of business; (ii) acquisition or initiation of a new business or undertaking or the assumption of any commitment, obligation or liability other than in the ordinary and normal course of business; (iii) issuance or sale of securities of the Corporation or rights, options or warrants to acquire securities of the Corporation; (iv) redemption or repurchase of securities of the Corporation; (v) declaration or payment of a dividend or other distribution in respect of any securities of the Corporation; (vi) any transaction, contract, agreement, undertaking or arrangement with a person with whom the Corporation does not act at arm’s length; and (vii) any other transaction, contract, agreement, undertaking, commitment or arrangement, not in the ordinary and normal course of business which is or would be material in relation to the Corporation; and

•	presenting to the Board any material business issues resulting from communications with shareholders.

Orientation and Continuing Education

Orientation

No formal orientation program has been developed by the Board. However, new directors have the opportunity to meet with and participate in work sessions with senior management to obtain insight into the operations of the Corporation. It is expected that new directors will generally have been executives with extensive business or other senior level experience and have directorship responsibilities on other public and private company boards and institutions. Orientation for these individuals is provided through a review of past Board materials and other private and public documents concerning the Corporation. Given the level of experience of those joining the Board, a formal orientation and education program has not been viewed as necessary.

Continuing Education

The Corporation has no formal policy of providing professional development courses to Board members, although educational sessions are occasionally presented to the Board by the Corporation’s outside advisors. Board members are experienced business people with in-depth knowledge of the industry in which the Corporation operates. The Corporation will engage consultants on an as-needed basis to make presentations to the Board on matters relevant to the Corporation.

Ethical Business Conduct

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics (the “Code”) which can be found on SEDAR at www.sedar.com. Shareholders may also request a copy of the Code by mail to the Corporation’s registered and head office located at 1920 Yonge Street, Suite 200, Toronto, Ontario, M4S 3E2, Attention: Chief Financial Officer.

Compliance

The Board is ultimately responsible for the implementation and administration of the Code and, given the nature and size of the Corporation, the Board is of the view that it can effectively monitor the day-to-day implementation and administration of the Code.

Material Interest in Transactions

Under the Business Corporations Act (Ontario), to which the Corporation is subject, a director or officer of the Corporation must declare the nature of any interest that he or she has in a material contract, whether made or proposed, with the Corporation. Following such a declaration, Board members will abstain from voting on any resolution in which they may have a potential conflict of interest.

Culture

The Board monitors management on a regular basis. The Corporation is dedicated to the maintenance of good corporate governance and ethical business conduct. In particular, the Board takes special efforts, and engages outside counsel where necessary, to ensure that all legal and stock exchange requirements are addressed in a timely and effective manner. The Board is responsible for ensuring the independent functioning of the Board and ensuring the integrity of the Corporation’s internal control and management function.

Nomination of Directors

Process

The Corporate Governance, Compensation and Nominating Committee is responsible for recruiting new directors. In assessing new candidates for nomination, this Committee will consider: (i) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competencies and skills that the Board considers each existing director to possess; and (iii) the competencies and skills each new nominee will bring to the Board.

The Corporation has implemented a majority voting policy for directors.  See “Majority Voting for Directors”.

Corporate Governance, Compensation and Nominating Committee

As described above, the Corporate Governance, Compensation and Nominating Committee assesses new candidates for Board nomination in accordance with specific criteria. This Committee is composed entirely of independent directors. The Corporate Governance, Compensation and Nominating Committee has adopted a written mandate to formalize its responsibilities, a copy of which is attached to this Circular as Appendix B.

The Corporation Governance, Compensation and Nominating Committee is responsible for recruiting new directors. In addition to the responsibilities set out above, this Committee also has responsibility for the assessment of the competencies and skills of each existing director and to determine the appropriate size of the Board with a view to effective decision making. This Committee periodically reviews the mandate, and evaluates the performance, of the Board and its committees and makes recommendations to the Board.

All of the members of the Corporate Governance, Compensation and Nominating Committee are independent directors. This Committee met thirteen times during the financial period from April 1, 2013 to March 31, 2014.

Chair:	Jacob P. Mercer
Members:	Harvey T. Joel
Douglas E. Speers

Compensation

Each independent member of the Board is paid $25,000 per year, plus $15,000 for the non-executive Chair of the Board, $15,000 for the lead director, $15,000 for the chair person of each committee and $7,500 for each committee member, plus additional fee of $10,000 granted at the discretion of the Board for committee members serving in special capacity. The Corporation reimburses all members of the Board for out-of-pocket expenses for attending such meetings. See “Statement of Executive Compensation - Remuneration of Directors”.

The Corporate Governance, Compensation and Nominating Committee considers matters relating to executive compensation, and makes recommendations regarding the Compensation of the Chief Executive Officer and reviews and approves the compensation of all senior management, other employees reporting directly to the Chief Executive Officer and all other officers appointed by the Board.

The Chief Financial Officer of the Corporation, in consultation with the Chief Executive Officer, recommends to the Board the compensation to be paid to the independent members of the Board and its committees.

The Board annually reviews the compensation of the independent members of the Board and its committees against the compensation paid to other independent directors in the agricultural and wealth management industries.

Other Board Committees

The Board’s two standing committees are the Audit Committee and the Corporate Governance, Compensation and Nominating Committee. The Audit Committee has a written mandate, a copy of which is attached to the most recent Annual Information Form of the Corporation dated June 30, 2014.

In addition, on May 9, 2014, Ceres announced the formation of a special committee comprised of five directors of the Corporation to lead the review process to explore the financing alternatives for an appropriate capital structure to fund the development of the Northgate Commodities Logistics Centre.  The Corporation has retained a financial advisor to assist with the process.

Assessments

The Board as a whole annually reviews and assesses its effectiveness and the effectiveness of the Board committees. In addition, the Corporate Governance, Compensation and Nominating Committee meets separately to assess the effectiveness of the Board and its committees.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Mr. Detlefsen is one of the controlling shareholders of Muir Detlefsen & Associates Limited, which was retained by Front Street to provide services to Ceres prior to the termination of the Management Agreement. Accordingly, he has a material interest in the Transition Agreement and therefore may benefit from payments made, or to be made, to Front Street in connection thereto.

Except for the foregoing, the Corporation is not aware of any material interest, direct or indirect, of any director or officer of the Corporation, or any person or company that is a direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% percent of the Common Shares, or any affiliate of such persons or companies, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect the Corporation.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information relating to the Corporation is provided in the audited annual financial statements of the Corporation for the financial year ended March 31, 2014, and the auditors’ report thereon, and the accompanying management’s discussion and analysis. Shareholders may also contact the Corporation to request copies of these documents by mail to 1920 Yonge Street, Suite 200, Toronto, Ontario, M4S 3E2. Upon request, the Corporation will promptly provide a copy of any such documents free of charge to a shareholder of the Corporation.

CERTIFICATE

The contents and the distribution of this Circular have been approved by the Board of the Corporation.

DATED at Toronto, Ontario as of the 3rd day of September, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Douglas E. Speers Chairman of the Board of Directors

SCHEDULE A-1

RESOLUTION OF THE SHAREHOLDERS OF
CERES GLOBAL AG CORP.
(the “Corporation”)

DIRECTORS’ DEFERRED SHARE UNIT PLAN

WHEREAS the board of directors of the Corporation (the “Board”) has approved and adopted the Ceres Global AG Corp. Directors’ Deferred Share Unit Plan (the “DDSU Plan”);

AND WHEREAS there will be a maximum of 450,000 Common Shares reserved for issuance under the DDSU Plan;

AND WHEREAS the Rules of the Toronto Stock Exchange (the “TSX”) require that the DDSU Plan be approved by the shareholders of the Corporation;

BE IT RESOLVED THAT:

1.
The DDSU Plan and the aggregate of 16,304.28 Deferred Share Units granted to directors of the Corporation, as approved by the Board and described in the management information circular of the Corporation dated September 3, 2014, is hereby adopted, ratified, confirmed and approved.

2.	The Board be and is hereby authorized and directed to make any changes to the DDSU Plan as may be required by the TSX.

3.
Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute deliver or cause to be executed and delivered, under the corporate seal of the Corporation or otherwise, all such acknowledgements, agreements, certificates, contracts, instruments, notices, security and other registrations, statements, regulatory filings and other documents (including any award agreements under the DDSU Plan), and to take or cause to be taken all such other action as in the opinion of such officer or director may be necessary or desirable to implement these resolutions, all such actions to be performed in such manner and all such acknowledgements, agreements, certificates, contracts, instruments, notices, statements, regulatory filings and other documents to be executed and delivered in such form as the officer or director performing or executing the same shall approve, such officer’s or director’s performance or execution and delivery thereof to be conclusive evidence of such approval and the approval of the Board; and all acts or deeds previously performed by any of the officers or directors of the Corporation prior to the date hereof that are within the authority conferred by these resolutions or otherwise in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as the authorized acts and deeds of the Corporation.

SCHEDULE A-2

RESOLUTION OF THE SHAREHOLDERS OF
CERES GLOBAL AG CORP.
(the “Corporation”)

STOCK OPTION PLAN

WHEREAS the board of directors of the Corporation (the “Board”) has approved and adopted the Ceres Global AG Corp. Stock Option Plan (the “Options Plan”);

AND WHEREAS subject to certain adjustments under the Options Plan, the aggregate number of Common Shares that may be issued pursuant to the exercise of awards under the Options Plan shall not exceed 10% of the issued and outstanding Common Shares of the Corporation from time to time less the number of Common Shares reserved for issuance pursuant to the Corporation’s DDSU Plan and the ESPP;

AND WHEREAS the Rules of the Toronto Stock Exchange (the “TSX”) require that the Options Plan be approved by the shareholders of the Corporation;

BE IT RESOLVED THAT:

1.	The Options Plan, as approved by the Board and described in the management information circular of the Corporation dated September 3, 2014, is hereby adopted, ratified, confirmed and approved.

2.	The Board be and is hereby authorized and directed to make any changes to the Options Plan as may be required by the TSX.

3.
Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute deliver or cause to be executed and delivered, under the corporate seal of the Corporation or otherwise, all such acknowledgements, agreements, certificates, contracts, instruments, notices, security and other registrations, statements, regulatory filings and other documents (including any award agreements under the Options Plan), and to take or cause to be taken all such other action as in the opinion of such officer or director may be necessary or desirable to implement these resolutions, all such actions to be performed in such manner and all such acknowledgements, agreements, certificates, contracts, instruments, notices, statements, regulatory filings and other documents to be executed and delivered in such form as the officer or director performing or executing the same shall approve, such officer’s or director’s performance or execution and delivery thereof to be conclusive evidence of such approval and the approval of the Board; and all acts or deeds previously performed by any of the officers or directors of the Corporation prior to the date hereof that are within the authority conferred by these resolutions or otherwise in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as the authorized acts and deeds of the Corporation.

SCHEDULE A-3

RESOLUTION OF THE SHAREHOLDERS OF
CERES GLOBAL AG CORP.
(the “Corporation”)

EMPLOYEE SHARE PURCHASE PLAN

WHEREAS the board of directors of the Corporation (the “Board”) has approved and adopted the Ceres Global AG Corp. Employee Share Purchase Plan (the “ESPP”);

AND WHEREAS there will be a maximum of 200,000 Common Shares initially reserved for issuance under the ESPP;

AND WHEREAS the Rules of the Toronto Stock Exchange (the “TSX”) require that the ESPP be approved by the shareholders of the Corporation;

BE IT RESOLVED THAT:

1.	The ESPP, as approved by the Board and described in the management information circular of the Corporation dated September 3, 2014, is hereby adopted, ratified, confirmed and approved.

2.	The Board be and is hereby authorized and directed to make any changes to the ESPP as may be required by the TSX.

3.
Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute deliver or cause to be executed and delivered, under the corporate seal of the Corporation or otherwise, all such acknowledgements, agreements, certificates, contracts, instruments, notices, security and other registrations, statements, regulatory filings and other documents (including any grant agreements under the ESPP), and to take or cause to be taken all such other action as in the opinion of such officer or director may be necessary or desirable to implement these resolutions, all such actions to be performed in such manner and all such acknowledgements, agreements, certificates, contracts, instruments, notices, statements, regulatory filings and other documents to be executed and delivered in such form as the officer or director performing or executing the same shall approve, such officer’s or director’s performance or execution and delivery thereof to be conclusive evidence of such approval and the approval of the Board; and all acts or deeds previously performed by any of the officers or directors of the Corporation prior to the date hereof that are within the authority conferred by these resolutions or otherwise in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as the authorized acts and deeds of the Corporation.

APPENDIX A

CERES GLOBAL AG CORP.

MANDATE OF THE BOARD OF DIRECTORS

I.     Introduction

The term “Corporation” herein shall refer to Ceres Global Ag Corp. and the term “Board” shall refer to the board of directors of the Corporation. The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Corporation. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Corporation’s strategic planning and organizational structure and supervising management to oversee that the foregoing enhance and preserve the underlying value of the Corporation.

Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation as a whole must be paramount at all times.

II.    Chairman, Composition and Quorum

The chairman of the Board will chair Board meetings and shall be responsible for overseeing the performance by the Board of its duties, for setting the agenda of each Board meeting (in consultation with the Chief Executive Officer), for communicating periodically with committee chairs regarding the activities of their respective committees, for assessing the effectiveness of the Board as a whole as well as individual Board members and for ensuring the Board works as a cohesive team and providing the leadership essential to achieve this.

The Board shall be composed of a minimum of one member and a maximum of 15 members, and shall be constituted with a majority of individuals who qualify as independent directors, as determined by the Board. The quorum at any meeting of the Board is a majority of directors in office.

Ill.   Duties of Directors

The Board discharges its responsibility for overseeing the management of the Corporation’s business by delegating to the Corporation’s senior officers the responsibility for day-to-day management of the Corporation. The Board discharges its responsibilities both directly and through its committees, namely the Audit Committee and the Corporation Governance, Compensation and Nominating Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature. In addition to the Board’s primary roles of overseeing corporate performance and providing quality, depth and continuity of management to meet the Corporation’s strategic objectives, principal duties include the following:

Appointment of Management

1.
The Board has the responsibility for approving the appointment of the Chief Executive Officer (the “CEO”) and all other executive officers of the Corporation, and approving any compensation payable to such officers by the Corporation. To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

2.
The Board may from time to time delegate to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and subject to the prior approval of the Board.

3.	The Board oversees that succession planning programs are in place, including programs to appoint, train, develop and monitor management of the Corporation.

Board Organization

4.
The Board will respond to recommendations received from the Corporation Governance, Compensation and Nominating Committee, but retains the responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

5.
The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board, the conduct of performance evaluations and oversight of internal control systems, but the Board retains its oversight function and is ultimately responsible for these matters and all other delegated responsibilities.

Strategic Planning

6.
The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the Corporation’s business and its objectives and goals.

7.
The Board is responsible for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the business, financial and strategic plans by which it is proposed that the Corporation may reach those goals, and such strategic plans will take into account, among other things, the opportunities and risks of the business.

8.	The Board has the responsibility to provide input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.

Monitoring of Financial Performance and Other Financial Reporting Matters

9.	The Board is responsible for enhancing congruence between shareholder expectations, corporate plans and management performance.

10.	The Board is responsible for:

(a)
adopting processes for monitoring the Corporation’s progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Corporation; and

(b)	taking action when the Corporation’s performance falls short of its goals or other special circumstances warrant.

11.
The Board shall be responsible for approving the annual audited financial statements, the unaudited interim and quarterly financial statements, and the notes and management’s discussion and analysis accompanying such financial statements.

12.
The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Corporation’s governing statute, including the payment of dividends, issuance, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.

Risk Management

13.	The Board has responsibility for the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Corporation and achieving a proper balance between the risks incurred and the potential return to the Corporation’s shareholders.

14.	The Board is responsible for the Corporation’s internal control and management information systems.

Policies and Procedures

15.	The Board is responsible for:

(a)
developing the Corporation’s approach to corporate governance, including developing a set of corporate governance guidelines for the Corporation and approving and monitoring compliance with all significant policies and procedures related to corporate governance; and

(b)
approving policies and procedures designed to ensure that the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards and, in particular, adopting a written code of business conduct and ethics which is applicable to directors, officers and employees of the Corporation and which constitutes written standards that are reasonably designed to promote integrity and to deter wrongdoing.

16.	The Board enforces its policy respecting confidential treatment of the Corporation’s proprietary information and Board deliberations.

17.	The Board is responsible for monitoring compliance with the Corporation’s Code of Business Conduct and Ethics.

Communications and Reporting

18.
The Board has approved, and will revise from time to time as circumstances warrant, a Disclosure Policy to address communications with shareholders, employees, financial analysts, the media and such other outside parties as may be appropriate.

19.	The Board is responsible for:

(a)	overseeing the accurate reporting of the financial performance of the Corporation to shareholders, other securityholders and regulators on a timely and regular basis;

(b)	overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;

(c)	taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Corporation;

(d)	reporting annually to shareholders on its stewardship for the preceding year; and

(e)	overseeing the Corporation’s implementation of systems which accommodate feedback from stakeholders.

Position Descriptions

20.	The Board is responsible for:

(a)	developing position descriptions for the Chair of the Board, the chair of each Board committee and the CEO (which will include delineating management’s responsibilities);

(b)	approving the corporate goals and objectives that the CEO is responsible for meeting; and

(c)
developing a description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

21.	The Board is responsible for:

(a)
ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors) and that they understand the nature and operation of the Corporation’s business; and

(b)
providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

Nomination of Directors

22.	In connection with the nomination or appointment of individuals as directors, the Board is responsible for:

(a)	considering what competencies and skills the Board, as a whole, should possess;

(b)	assessing what competencies and skills each existing director possesses; and

(c)	considering the appropriate size of the Board, with a view to facilitating effective decision making.

In carrying out each of these responsibilities, the Board will consider the advice and input of the Corporation Governance, Compensation and Nominating Committee.

23.	Director nominees shall be selected by a majority of the independent directors.

Board Evaluation

24.
The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding his, her or its effectiveness and contribution. An assessment will consider, in the case of the Board or a Board committee, its mandate and/or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Annual Review

25.
The Board shall review and reassess the adequacy of this mandate at least annually and otherwise as it deems appropriate. The Board will ensure that this mandate or a summary that has been approved by the Board is disclosed in accordance with all applicable securities laws or regulatory requirements in the Corporation’s annual management information circular or such other annual filing as may be permitted or required by applicable securities laws or regulatory authorities.

APPENDIX B

CERES GLOBAL AG CORP.

CORPORATE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE MANDATE

1.     Purpose

The Corporate Governance, Compensation and Nominating Committee (the “Committee”) is appointed by the board of directors (the “Board”) of Ceres Global Ag Corp. (the “Corporation”) to assist and provide advice or recommendations to the Board on corporate governance, compensation and director nomination matters.

The Committee will be responsible for developing and monitoring the Corporation’s system of corporate governance in the context of the applicable rules and regulations promulgated by the Canadian Securities Administrators and the Toronto Stock Exchange and best practices applicable to the Corporation.  It shall also be responsible for making recommendations with respect to all forms of compensation to be granted to the Chief Executive Officer of the Corporation (the “CEO”) and reviewing the CEO’s recommendations respecting compensation of the other senior executives of the Corporation and its subsidiaries.

2.     Membership

(a)
The Committee shall consist of a minimum of three independent directors of the Corporation. “Independent” shall have the meaning, as the context requires, given to it in National Policy 58-201 – Corporate Governance Guidelines, as may be amended from time to time.

(b)
Appointments and replacements to the Committee will be made by the Board and will be reviewed on an annual basis. Each member of the Committee shall serve at the pleasure of the Board until the member resigns, is removed, or ceases to be an independent member of the Board. Each member of the Committee will automatically cease to be a member if he or she ceases to be an independent director of the Corporation.

(c)	The Committee may form and delegate authority to subcommittees if deemed appropriate by the Committee.

(d)	The Chair of the Committee may be elected by the Board or, if it does not do so, elected by majority vote of the members of the Committee.

3.     Committee Rules of Procedure

(a)	The Committee will meet as required, but not less than annually, which meeting must be held prior to the annual general meeting of the Corporation.

(b)	No business may be transacted by the Committee at a meeting unless a quorum of the Committee is present. A majority of members of the Committee shall constitute a quorum.

(c)
The Committee may invite to a meeting any officers or employees of the Corporation, legal counsel, advisors and other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities.

(d)
The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal or other advisors. The Corporation will provide appropriate funding, as determined by the Committee, for the payment of compensation to the advisors employed by the Committee.

(e)
The Committee will report to the Board, at the next scheduled meeting of the Board, the proceedings of the Committee and any recommendations made by the Committee. The Committee shall maintain minutes or other records of meetings and activities of the Committee in sufficient detail to convey the substance of all discussions held.  Upon approval of the minutes by the Committee, the minutes shall be circulated to the members of the Board.  However, the Chair may report orally to the Board on any matter in his or her view requiring the immediate attention of the Board.

4.     Conflicts of Interest

The Committee shall monitor conflicts of interest (real or perceived) of both the Board and management in accordance with the Code of Business Conduct and Ethics.

5.     Corporate Governance

(a)
The Committee shall conduct a periodic review of the Corporation’s corporate governance policies and make policy recommendations aimed at enhancing Board and committee effectiveness.  The Committee shall review overall governance principles, monitor disclosure and best practices of comparable and leading companies, and bring forward to the Board a list of corporate governance issues for review, discussion or action by the Board or a Committee thereof.

(b)
The Committee shall review the disclosure in the Corporation’s public disclosure documents relating to corporate governance practices and prepare recommendations to the Board regarding any other reports required or recommended on corporate governance. The Committee shall propose agenda items and content for submission to the Board related to corporate governance issues and provide periodic updates on recent developments in corporate governance to the Board. The Committee shall conduct a periodic review of the relationship between management and the Board, particularly in connection with a view to ensuring effective communication and the provision of information to directors in a timely manner.

6.     Board Effectiveness

(a)
The Committee, in consultation with the Chair of the Board, shall endeavour to ensure that an appropriate system is in place to evaluate the effectiveness of the Board as a whole as well as the committees of the Board with a view to ensuring that they are fulfilling their respective responsibilities and duties. In connection with these evaluations, each director shall be requested to provide his or her assessment of the effectiveness of the Board and each committee as well as the performance of the individual directors. These evaluations should take into account the competencies and skills each director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts.

(b)	The Committee will ensure that a clear separation of the responsibilities of the Board, the committees of the Board, the CEO, and the officers of the Corporation is defined and maintained.

(c)
The Committee shall develop and update a long-term plan for the composition of the Board that takes into consideration the current strengths, competencies, skills and experience of the Board members, retirement dates and the strategic direction of the Corporation, and report to the Board thereon at least annually.

(d)
The Committee shall undertake on an annual basis an examination of the size of the Board, with a view to determining the impact of the number of directors, the effectiveness of the Board, and recommend to the Board, if necessary, a reduction or increase in the size of the Board.

7.     Board Compensation and Insurance

(a)	The Committee shall recommend to the Board the remuneration (fees and/or retainer) to be paid to and the benefits to be provided to directors.

(b)	The Committee shall review the existence, terms of coverage and adequacy of directors’ and officers’ insurance maintained by the Corporation.

8.     Executive Compensation

(a)	The Committee shall:

(i)	at least annually, report to the Board concerning the Corporation’s approach to executive compensation;

(ii)	review and approve organizational goals and objectives relevant to CEO compensation;

(iii)
periodically evaluate the CEO’s performance in light of those organizational goals and objectives, and make recommendations to the Board with respect to the CEO’s compensation level based on its evaluation;

(iv)	recommend, for Board approval, the appointment of all officers;

(v)	review and approve the compensation and other terms of employment of all senior management and other employees reporting directly to the CEO and all other officers appointed by the Board;

(vi)
review the terms and administration of any of the incentive-compensation plans and/or equity-based compensation plans of the Corporation and its subsidiaries, and, if advisable, recommend plans and grants thereunder for approval of the Board; and

(vii)
review the executive compensation disclosure made by the Corporation and prepare an annual report for inclusion in the Corporation’s management information circular to shareholders respecting the process undertaken by the Compensation Committee in its review and preparation of recommendations to the Board in respect of compensation.

(b)
In its review of compensation policies and practices, the Compensation Committee shall consider the potential risks associated with the adoption of such policies and practices and the adoption of particular corporate and individual objectives under such policies and practices.

9.     Orientation and Continuing Education

(a)
The Committee shall develop and recommend to the Board a comprehensive orientation program for new directors, which shall include assisting new directors to understand (i) the nature and operation of the Corporation’s business, (ii) the role of the Board and its committees, and (iii) the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors).

(b)
The Committee will ensure that directors receive adequate information and continuing education to enable them to maintain their skills and abilities as directors and ensure their knowledge and understanding of the Corporation’s business remains current.

10.     Nomination of New Directors

(a)
The Committee will identify and recommend to the Board, in consultation with the CEO and the Chair of the Board, new directors of the Corporation with appropriate competencies and skills. The Committee must assess whether each of the candidates so identified will be an independent director of the Corporation. In making its recommendations, the Committee will consider:

(i)	the competencies and skills considered necessary for the Board as a whole to possess;

(ii)	the competencies and skills that each existing director possesses; and

(iii)	the competencies and skills each new nominee will bring to the Board.

In addition, the Committee will consider whether each new nominee can devote sufficient time and resources to his or her duties as a member of the Board.

(b)
The Committee may recommend for Board approval the removal of a director from the Board or from a committee if he or she is no longer qualified to serve as a director under applicable requirements or for any other reason the Committee considers appropriate.

(c)	The Committee will assist the CEO in selecting the senior management of the Corporation.

11.     Assessment Process

(a)
The Committee will review and reassess the adequacy of this mandate annually and the mandates for each Committee of the Board, together with the Position Descriptions of each of the Chairman of the Board, the CEO, the Chair of each committee, and where necessary, recommend changes to the Board to ensure compliance with any applicable rules and regulations promulgated by the Canadian Securities Administrators or the Toronto Stock Exchange.

(b)
The Committee shall receive reports from the CEO regarding breaches of the Code of Business Conduct and Ethics, and shall in turn report those breaches to the Board. The Committee shall review investigations and any resolutions of complaints received under the Code of Business Conduct and Ethics and report annually to the Board thereon.

12.     No Rights Created

This mandate is a statement of broad policies and is intended as a component of the flexible governance framework within which the committees of the Board assist the Board in directing the affairs of the Corporation.  While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Corporation’s Articles and By-laws, it is not intended to establish any legally binding obligations.